Exhibit 99.1

News Corporation
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N E W S R E L E A S E
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For Immediate Release
Investor Relations Contact: Reed Nolte 212-852-7092
Press Contact: Jack Horner 212-852-7952

News America Incorporated Announces Purchase of $227,424,000 Principal Amount of Certain of Its Debt Securities
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NEW YORK, NY, February 24, 2011-- News America Incorporated ("News America"), a subsidiary of News Corporation, announced today that its previously announced cash tender offer (the "Offer") for any and all of its outstanding 9 1/4% Senior Debentures due February 1, 2013 (the "Securities") expired at 5:00 p.m., New York City time, on February 23, 2011. Following the expiration of the Offer, News America accepted for purchase all of the Securities which were validly tendered and not validly withdrawn prior to the expiration of the Offer, representing a total aggregate principal amount of $227,424,000.

Payment for Securities purchased pursuant to the Offer will be made to The Depository Trust Company, as registered holder of the Securities, today. News America is funding the purchase of the Securities with available cash on hand.

J.P. Morgan Securities LLC served as Dealer Manager for the Offer. D.F. King & Co., Inc. served as the Information Agent and the Depositary for the Offer.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2010 of approximately US$57 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.